Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Smithfield Foods, Inc. Bargaining 401(k) Plan of our report dated June 18, 2004, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended May 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

March 16, 2005